Exhibit 2.2

AMENDED AND RESTATED

OPERATING AGREEMENT OF

CONNECT INVEST II LLC

Effective as of December 15, 2020

AMENDED AND RESTATED

OPERATING AGREEMENT OF
CONNECT INVEST II LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT of Connect Invest II LLC (this “Agreement”), effective as of December 15, 2020 (the “Effective Date”), is adopted, executed and agreed to by the members (the “Members”), listed on the signature page hereto.

ARTICLE I
DEFINITIONS

1.01       Definitions. As used in this Agreement, the following terms have the following meanings:

(a)             “Act” means the Nevada Limited Liability Company Act (Title 7, Chapter 86 of the Nevada Revised Statutes) and any successor statute, as amended from time to time.

(b)            “Agreement” has the meaning given that term in the introductory paragraph.

(c)             “Articles” has the meaning given that term in Section 2.01.

(d)            “Capital Contribution” means any contribution by the Members to the capital of the Company.

(e)             “Company” means Connect Invest II LLC, a Nevada limited liability company.

(f)             “Effective Date” has the meaning given that term in the introductory paragraph hereto.

(g)            “Members” has the meaning given that term in the introductory paragraph hereto.

(h)            “Membership Interests” means the interests of the Members in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

(i)              “Person” has the meaning given that term in the Act.

(j)              “Proceeding” has the meaning given that term in Section 6.01.

Other terms defined herein have the meanings so given them.

1.02       Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement.

ARTICLE II
ORGANIZATION

2.01       Formation. The Company has been organized as a Nevada limited liability company by the filing of Articles of Organization (the “Articles”) under and pursuant to the Act, effective as of October 29, 2020. The Members and the Company hereby ratify the execution and filing of the Articles by Kenneth Betts.

2.02       Name. The name of the Company is “Connect Invest II LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Members may select from time to time.

2.03       Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Nevada shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Nevada shall be the initial registered agent named in the Articles or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Members may designate from time to time, which need not be in the State of Nevada. The Company may have such other offices as the Members may designate from time to time.

2.04       Purpose. The purpose of the Company is to make loans to, or acquire loans made to, real estate developers and/or owners, to undertake any activities reasonably related to the foregoing, and to conduct any lawful business, purpose or activity permitted by the Act. Without limitation to the foregoing, the Company may borrow money from the Members and their subsidiaries and affiliates.

2.05       Duration. The period of duration of the Company is perpetual, unless the Company dissolves in accordance with the provisions of this Agreement.

2.06       Liability to Third Parties. The Members shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

2.07       Bankruptcy of a Member. A Member shall not cease to be a Member of the Company by virtue of the occurrence of the bankruptcy of the Member.

2.08       Resignation of the Members. The Members may resign from the Company prior to the dissolution and winding up of the Company.

2.09       Transfer or Pledge by the Members. No Member may sell, pledge or otherwise transfer its Membership Interest without the approval of the other Members. The pledge or hypothecation of, or the granting of any security interest or other lien or encumbrance against, all or part of a Member’s Membership Interest by a Member will not cause the withdrawal of the Member from the Company.

2.10       Qualifications. The Members may take any and all actions deemed reasonably necessary by the Members to qualify the Company in foreign jurisdictions.

2.11       Legal Title. Legal title to the assets of the Company will be taken and at all times held in the name of the Company.

ARTICLE III
CAPITAL CONTRIBUTIONS

3.01       Initial Contributions. The Members have made or will make initial Capital Contributions to the Company in the amounts reflected in the Company’s records.

3.02       Subsequent Contributions. The Members shall be required to make additional Capital Contributions to the Company, pro rata in proportion to their Membership Interests, (i) to pay all costs incurred by the Company in connection with the offering of the Company’s debt or equity securities, including, without limitation, any offering of debt securities pursuant to offering statements or registration statements filed by the Company with the Securities and Exchange Commission, is such amounts and at such times as set forth in a notice sent by the President to the Members and (ii) such other reasons as shall be agreed to by all Members. In additions, the Members in their discretion may make additional Capital Contributions to the Company.

3.03       Advances by the Members. If the Company does not have sufficient cash to pay its obligations, the Members may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section constitutes a loan from the Members to the Company, bears interest at a rate determined by the Members from the date of the advance until the date of payment, and is not a Capital Contribution.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS

4.01       Allocations. All items of income, gain, loss, deduction, and credit of the Company shall be allocated to the Members.

4.02       Distributions. Subject to the limitations in the Act, from time to time the Members may cause the Company to make a distribution of cash or other property to the Members. From time to time the Members also may cause property of the Company other than cash to be distributed to the Members, which distribution may be made subject to existing liabilities and obligations.

ARTICLE V
MANAGEMENT

5.01       In General. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Members. All decisions and actions taken by the Members under the authority of this Section 5.01 will be binding upon the Company.

5.02       Officers. The day-to-day operations of the Company shall be managed by the officers of the Company chosen by the Members, which shall consist of at least a Chief Executive Officer and/or Presdient, a Secretary and a Treasurer. The Members may appoint such other officers and agents as they shall deem necessary and advisable. The officers shall hold their officers for such terms and shall exercise such powers and shall exercise such duties as shall be determined from time to time by the Members.

5.03       Action by Written Consent. Any action required or permitted to be taken by the Members under the provisions of any applicable law, the Articles or this Agreement may be taken by written consent executed by the Members.

5.04       Authority as to Third Persons. The signed statement of a Member reciting its authority for any action, as to any third Person, will be conclusive evidence of the authority of the Member to take that action.

ARTICLE VI
INDEMNIFICATION

6.01       Right to Indemnification. Subject to the limitations and conditions as provided in this Article VI, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of whom he is the legal representative, is or was a Member of the Company shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability.

6.02       Advance Payment. The right to indemnification conferred in this Article VI shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.01 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by the Person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

6.03       Indemnification of Officers, Employees and Agents. The Company, by adoption of a resolution of the Members, may indemnify and advance expenses to a manager, officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Members under this Article VI, and the Company may indemnify and advance expenses to a Person who is not or was not a Member, manager, officer, employee or agent of the Company but who is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to the Members under this Article VI.

6.04       Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Company may pay or reimburse expenses incurred by a Person in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

6.05       Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which the Members or other Person indemnified pursuant to this Article VI may have or hereafter acquire under any law (common or statutory), provision of the Articles or this Agreement, agreement, action of the Members or otherwise.

6.06       Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

6.07       Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Members or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII
TAXES AND BOOKS

7.01       Federal Income Tax Treatment. Unless otherwise determined by the Members, the Company shall be disregarded for federal income tax purposes as an entity separate from the Members pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii). The Members shall make such elections and take any and all action to ensure that the Company is disregarded as an entity separate from the Members for federal income tax purposes.

7.02       Other Tax Returns. Subject to Section 7.01, the Members shall cause to be prepared and filed all necessary tax returns for the Company.

7.03       Maintenance of Books. The Company shall keep books and records of accounts. The books of account for the Company shall be maintained on a basis determined by the Members. The Members shall determine the accounting year of the Company.

ARTICLE VIII
DISSOLUTION, LIQUIDATION, AND TERMINATION

8.01       Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)             the written consent of the Members;

(b)            entry of a decree of judicial dissolution of the Company under the Act; and

(c)             at any time there are no Members, unless the business of the Company is continued pursuant to the Act.

The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up.

8.02       Liquidation and Termination. On dissolution of the Company, the Members shall act as liquidator or may appoint one or more other Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members.

8.03       Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, the Members shall not be responsible for any deficit in any capital account attributed to the Members, and upon dissolution of the Company any such deficit shall not be an asset of the Company and the Members shall not be obligated to contribute such amount to the Company to bring the balance of a Member’s capital account to zero.

8.04       Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Members (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of the State of Nevada and take such other actions as may be necessary to terminate the Company.

ARTICLE IX
GENERAL PROVISIONS

9.01       Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

9.02       Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.03       Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Members.

9.04       Binding Effect. The provisions of this Agreement are binding on and inure to the benefit of the Members and its respective heirs, legal representatives, successors, and assigns.

9.05       Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Articles, or (b) any mandatory provision of the Act, the applicable provision of this Agreement shall control except to the extent required by the Act. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

Signature page follows.

IN WITNESS WHEREOF, the Members have executed this Agreement to be effective as of the date first set forth above.

MEMBERS:

___________________________

Name: Todd B. Parriott

Percentage Interest: 80%

___________________________

Name: Bryan L. Goolsby

Percentage Interest: 19%

___________________________

Name: Craig L. Weinstock

Percentage Interest: 1%